Exhibit 4

TONTINE CAPITAL PARTNERS, L.P.
55 Railroad Avenue, 1st Floor
Greenwich, Connecticut  06830

March 1, 2007

Christopher C. Allie 980 Maritime Drive, Suite 6 Manitowoc, Wisconsin 54220	Raymond L. Brickner, III 1936 Lakeshore Drive Cleveland, Wisconsin 53015

Terence P. Fox 528 N. 7th Street Manitowoc, Wisconsin 54220	Daniel P. Wergin 1016 N. 40th Street Manitowoc, Wisconsin 54270

Samuel W. Fairchild P.O. Box 341 Brookside, NJ 07926	Integritas Inc. 1135 Terminal Way Reno, Nevada 89502

Re:          Right of First Offer/Refusal for Shares of Tower Tech Holdings Inc. (the “Company”)

Ladies and Gentlemen:

Reference is made to (i) that certain Securities Purchase Agreement dated March 1, 2007 by and among Tontine Capital Partners, L.P., a Delaware limited partnership (“Tontine”), Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TCOMF”), and the Sellers party thereto (the “Founders SPA”), by which Tontine and TCOMF will purchase, in the aggregate, two million four hundred thousand (2,400,000) shares of the common stock of the Company (the “Founders Stock Transaction”) and (ii) that certain Securities Purchase Agreement dated March 1, 2007 by and among Tontine, TCOMF and the Company (the “Company SPA”), by which Tontine and TCOMF will purchase, in the aggregate, ten million two hundred and sixty-six thousand six hundred and sixty-seven (10,266,667) shares of common stock of the Company (the “Company Stock Transaction” and collectively with the Founders Stock Transaction, the “Stock Transactions”).  Capitalized terms used but not defined in this letter agreement have the meanings given them in the Company SPA.

Pursuant to Section 7.9 of the Company SPA and Section 6(c) of the Founders SPA, one of the conditions to the Stock Transactions is the execution and delivery of an agreement by which Intergritas, Inc., Christopher C. Allie, Raymond L. Brickner, III, Terence P. Fox, Daniel P. Wergin, Samuel W. Fairchild and certain of their trusts, which are signatories to this letter agreement, (each individually, a “Stockholder” and collectively, the “Stockholders”) grant Tontine and its affiliates a right of first offer/refusal for the shares of Company common stock owned or acquired by them or certain of their affiliates following the Stock Transactions (the “Shares”).  The purpose of this letter agreement is to set out the terms and conditions of the right of first offer/refusal granted by the Stockholders to Tontine and its affiliates.

A Stockholder (a “Selling Stockholder”) who desires to sell, assign, or otherwise transfer any Shares owned by it to any third party who is not an affiliate of the Selling Stockholder must, before soliciting any outside offers or otherwise making any offers to sell its Shares, first offer to sell the Shares to Tontine in accordance with this letter agreement.  The Selling Stockholder must give written notice to Tontine (the “Sale Notice”) stating the number of Shares to be sold by the Selling Stockholder (the “Offered Shares”).  Tontine will then have ten (10) days (the “Offer Period”) after receiving the Offer Notice to make a bona fide written offer to the Selling Stockholder to purchase the Offered Shares (the “Offer”), which Offer shall state in reasonable detail the terms of such Offer, including the price for the Shares (the “Offer Price”).  For purposes of this letter agreement, the term “affiliate” of a person shall mean any other person or entity (a) which controls such first person, (b) which is controlled by such first person, (c) which is under common control with such first person, or (d) who is a present or former spouse, ancestor or descendent or sibling of such first person or any trust or similar entity for the benefit of the first person or any such spouse, ancestor, descendent or sibling.

If an Offer is made by Tontine within the Offer Period, the Selling Stockholder may then either (i) accept the Offer made by Tontine in writing by notice to Tontine within ten (10) days after the receipt by the Selling Stockholder of the Offer (in which event the Selling Stockholder will sell, and Tontine (and/or one or more of its affiliates) will purchase, the Offered Shares for the Offer Price and on the other terms set forth in the Offer), or (ii) transfer the Offered Shares to any third party or parties for a price equal to no less than one hundred five percent (105%) of the Offer Price within thirty (30) days after receiving the Offer, or (iii) determine not to transfer any of the Offered Shares, in which event the Selling Stockholder and the Offered Shares will again become subject to all of the restrictions of this letter agreement.

If Tontine does not make an Offer within the Offer Period, the Selling Stockholder will be free to solicit offers and sell all or any portion of its Offered Shares to any third party or parties at any price, but only during the period ending two (2) months following the last day of the Offer Period (the “Selling Period”).  If the Selling Stockholder does not sell the Offered Shares to any third party during the Selling Period, the Selling Stockholder and the Offered Shares will again become subject to all of the restrictions of this letter agreement.

Notwithstanding anything to the contrary herein, if a Selling Stockholder at any time receives an unsolicited offer (an “Unsolicited Offer”) from a third party who is not an affiliate of the Selling Stockholder (an “Unsolicited Purchaser”) to purchase any Shares (such shares, the “ROFR Shares”), the Selling Stockholder must give written notice to Tontine (the “ROFR Notice”) containing the material terms of such Unsolicited Offer as soon as practicable but in no event later than five (5) days following the Selling Stockholder’s receipt of such Unsolicited Offer.  Tontine shall have a right of first refusal to purchase the ROFR Shares on the terms set forth in the ROFR Notice, which right of first refusal must be exercised by Tontine by notice to the Selling Stockholder given within ten (10) business days after Tontine’s receipt of the ROFR Notice.  Notwithstanding the foregoing, Tontine shall not have a right of first refusal with respect to Offered Shares if the Unsolicited Offer (i) is made either (x) within thirty (30) days after the Selling Stockholder receives an Offer from Tontine for the Offered Shares (which has not been accepted by the Selling Stockholder) or (y) during a Selling Period, and (ii) the number of Shares that the Unsolicited Purchaser is proposing to purchase from the Selling Stockholder is less than or equal to the number of applicable Offered Shares.  If Tontine exercises its right of first refusal in a timely manner, the Selling Stockholder will sell, and Tontine (and/or one or more of its affiliates) will purchase, the ROFR Shares on the terms and conditions set forth in the ROFR Notice.  If Tontine does not elect to purchase the ROFR Shares pursuant to its right of first refusal, the Selling Stockholder may sell the ROFR Shares to the Unsolicited Purchaser.  If the sale of the ROFR Shares to the Unsolicited Purchaser is not consummated within thirty (30) days from the date that the Selling Stockholder delivered the

ROFR Notice to Tontine, the Selling Stockholder and the ROFR Shares will again become subject to all of the restrictions of this letter agreement.

The Selling Stockholders shall deliver to Tontine, promptly following the consummation of any sale of Shares to any purchaser other than Tontine, written notice setting out the purchase price and the identity of the party who purchased the Shares.

The right of first offer/refusal granted by the Stockholders to Tontine shall not apply: (i) to a pledge of any Shares that creates a mere security interest in the pledged Shares, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this letter agreement to the same extent as if it were the Stockholder making such pledge, or (ii) in the case of a Stockholder that is a natural person, upon a transfer of any Shares by such Stockholder, either during his or her lifetime or on death by will or intestacy to his or her siblings, lineal antecedents or descendents, children, grandchildren, spouse or any other relatives, or any custodian or trustee for the account of a Stockholder or a Stockholder’s siblings, lineal antecedents or descendents, children, grandchildren or spouse; provided, however, notwithstanding any such permitted transfer, such transferred Shares shall remain Shares for all purposes hereunder, and such transferee shall be treated as a Stockholder (but only with respect to the securities so transferred to the transferee) for all purposes of this letter agreement.

Each certificate representing Shares held by the Stockholders or issued to any permitted transferee in connection with a transfer permitted by the immediately preceding paragraph hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL/ RIGHT OF FIRST OFFER LETTER AGREEMENT BY AND AMONG THE STOCKHOLDER, AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to above to enforce the provisions of this letter agreement, and the Company agrees to promptly do so.  Upon a proper transfer of any of the Offered Shares or ROFR Shares by a Selling Stockholder pursuant to the terms of this letter agreement, the Company may remove the legend as instructed by the applicable Selling Stockholder.

Any notices required or permitted to be given under the terms of this Letter Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications are set forth on the signature page to this letter agreement.  Each party shall provide notice to the other party of any change in address.

Except for the Founders SPA, this letter agreement contains the entire agreement among the parties hereto and supersedes all negotiations, discussions and understandings with respect to the subject matter hereof.  This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  This letter agreement will be governed in all respects by the laws of the State of Wisconsin.

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Please confirm your agreement and acceptance with the foregoing by countersigning a copy of this letter in the space provided below.

Sincerely,

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
Name:	Jeffrey L. Gendell
Title:	Managing Member

55 Railroad Avenue, 1ST Floor Greenwich, Connecticut 06830 Attention: Mr. Jeffrey L. Gendell

Agreed and Accepted as of the date first written above:

INTEGRITAS INC.

/s/ Christopher C. Allie		By:	Integritas Inc.
CHRISTOPHER C. ALLIE		Name:	/s/ Phillip Flynn
980 Maritime Drive, Suite 6		Title:	President
Manitowoc, Wisconsin 54220
1135 Terminal Way Reno, Nevada 89502

/s/ Raymond L. Brickner, III			/s/ Terence P. Fox
RAYMOND L. BRICKNER, III 1936 Lakeshore Drive Cleveland, Wisconsin 53015			TERENCE P. FOX 528 N. 7th Street Manitowoc, Wisconsin 54220

/s/ Daniel P. Wergin			/s/ Samuel W. Fairchild
DANIEL P. WERGIN 1016 N. 40th Street Manitowoc, Wisconsin 54270			SAMUEL W. FAIRCHILD P.O. Box 341 Brookside, NJ 07926

WERGIN FAMILY DYNASTY TRUST 2005			RAYMOND L. BRICKNER & DEBRA L. BRICKNER IRREVOCABLE TRUST

By:	/s/ Terence P. Fox	By:	/s/ Terence P. Fox
Name:	Terence P. Fox	Name:	Terence P. Fox
Title:	Trustee	Title:	Trustee
	528 N. 7th Street Manitowoc, Wisconsin 54220		528 N. 7th Street Manitowoc, Wisconsin 54220

	TERENCE P. FOX & PAULA L. FOX IRREVOCABLE TRUST 2005		TOWER TECH HOLDINGS INC.
By:	/s/ Daniel P. Wergin	By:	/s/ Raymond L. Brickner III
Name:	Daniel P. Wergin	Name:	Raymond L. Brickner III
Title:	Trustee	Title:	President
	1016 N. 40th Street Manitowoc, Wisconsin 54270		980 Maritime Drive, Suite 6 Manitowoc, Wisconsin 54220